EXHIBIT 99.3

GUIDELINES FOR CERTIFICATION OF

TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9

Section references are to the Internal Revenue Code unless otherwise noted.

Purpose of Form. A person who is required to file an information return with the IRS must obtain your correct Taxpayer Identification Number (“TIN”) to report, for example, income paid to you, real estate transactions, mortgage interest you paid, acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an individual retirement account (“IRA”).

U.S. Person vs. Foreign Person. Use Substitute Form W-9 only if you are a U.S. person (including a resident alien). For such purposes, a “U.S. person” is defined as: (i) an individual who is a citizen or resident of the United States, (ii) a partnership, corporation, company, or association created or organized in the United States or under the laws of the United States, (iii) an estate (other than a foreign estate), or (iv) a domestic trust.

If you are a foreign person, do not use Substitute Form W-9. Instead, use the appropriate Form W-8 (see Publication 515, Withholding of Tax on Nonresident Aliens and Foreign Entities). Caution: A disregarded domestic entity that has a foreign owner must use the appropriate Form W-8.

Name. If you are an individual, you must generally enter the name shown on your income tax return. However, if you have changed your last name, for instance, due to marriage without informing the Social Security Administration of the name change, enter your first name, the last name shown on your social security card, and your new last name.

If the account is in joint names, list first, and then circle, the name of the person or entity whose number you entered in Part I of the form.

If you are a sole proprietor, enter your individual name as shown on your income tax return on the “Name” line. You may enter your business, trade, or “doing business as (DBA)” name on the “Business Name” line.

If you are a LLC, check the “Limited liability company” box only and enter the appropriate code for the tax classification (“C” for corporation, “S” for S corporation, “P” for partnership) in the space provided. If you are a single-member LLC (including a foreign LLC with a domestic owner) that is disregarded as an entity separate from its owner under Treasury Regulations section 301.7701-3, enter the name of the LLC’s sole owner on the “Name” line. Enter the LLC’s name on the “Business or Disregarded Entity Name” line. For an LLC classified as a partnership or corporation, enter the LLC’s name on the “Name” line and any business, trade, or DBA name on the “Business Name” line.

For other entities, enter your business name as shown on required federal tax documents on the “Name” line. This name should match the name shown on the charter or other legal document creating the entity. You may enter any business, trade, or DBA name on the “Business Name or Disregarded Entity” line.

Note: You are requested to check the appropriate box for your status (individual/sole proprietor, corporation, etc.).

TIN. In the case of an individual, the TIN is generally the individual’s Social Security Number (“SSN”). SSNs have nine digits separated by two hyphens: e.g., 000-00-0000. In the case an entity, the TIN is generally the entity’s Employer Identification Number (“EIN”). EINs have nine digits separated by only one hyphen: e.g., 00-0000000.

If you are a resident alien and you do not have and are not eligible to get an SSN, your TIN is your IRS individual taxpayer identification number (“ITIN”). If you do not have an ITIN, see “How to Get a TIN” below.

If you are a sole proprietor and you have an EIN, you may enter either your SSN or EIN. However, the IRS prefers that you use your SSN.

If you are a single-member LLC that is disregarded as an entity separate from its owner, enter the owner’s SSN (or EIN if the owner has one). If the LLC is a corporation, partnership, etc., enter the LLC’s EIN.

See the chart below for further clarification of which name and TIN combinations to provide on Substitute Form W-9.

For this type of account:		Give the name and SSN of:	For this type of account:		Give the name and EIN of:
1.	Individual	The individual	7.	Disregarded entity not owned by an individual	The owner

2.	Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account[1]	8.	A valid trust, estate, or pension trust	The legal entity[4]
			9.	Corporate or LLC electing corporate status on Form 8832	The corporation

3.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor[2]	10.	Association, club, religious, charitable, educational, or other tax-exempt organization	The organization

			11.	Partnership or multi-member LLC	The partnership

4.	a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee[1]	12.	A broker or registered nominee	The broker or nominee

	b. So-called trust account that is not a legal or valid trust under state law	The actual owner[1]	13.	Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity
5.	Sole proprietorship or disregarded entity owned by an individual	The owner[3]

6.	Grantor trust filing under optional Form 1099 Filing Method 1 (see Regulation section 1.671-4(b)(2)(i)(A))	The grantor	14.	Grantor trust filing under the Form 1041 Filing Method or the Optional Form 1099 Filing Method 2 (see Regulation section 1.671-4(b)(2)(i)(B))	The trust

[1]	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a SSN, that person’s number must be furnished.
[2]	Circle the minor’s name and furnish the minor’s SSN.
[3]

You must show your individual name, but you may also enter your business or “DBA” name on the second name line. You may use either your SSN or your EIN (if you have one), but the IRS encourages you to use your SSN.

[4]

List first and circle the name of the trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

Note: If no name is circled when there is more than one name listed, the number will be considered to be that of the first name listed.

How To Get a TIN. If you do not have a TIN, apply for one immediately. To apply for a SSN, get Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or get this form online at www.ssa.gov. You may also get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at www.irs.gov/businesses and clicking on Employer Identification Number (EIN) under Starting a Business. You can get Forms W-7 and SS-4 from the IRS by visiting www.irs.gov or by calling 1-800-TAX-FORM (1-800-829-3676).

You should write “Applied For” in the space for the TIN in Part 1 of the enclosed Substitute Form W-9, sign and date the form, sign and date the Certificate of Awaiting Taxpayer Identification Number, which appears in a separate box below the Substitute Form W-9, and submit both. As soon as you receive your TIN, complete another Substitute Form W-9, include your TIN, sign and date the form, and give it to the requester. If the requester does not receive your TIN prior to the time of payment, backup withholding may begin and continue until you furnish your TIN to the requester.

Note: Writing “Applied For” on the form means that you have already applied for a TIN or that you intend to apply for one soon.

What Is Backup Withholding? Persons making certain payments to you must under certain conditions withhold and pay to the IRS 28% of such payments. This is called “backup withholding.” Payments that may be subject to backup withholding include interest, dividends and broker transaction payments.

You will not be subject to backup withholding on interest, dividends and broker transaction payments to you if you give the requester your correct TIN, make the proper certifications, and report all your taxable interest and dividends on your tax return.

Payments you receive will be subject to backup withholding if:

(1)	You do not furnish your TIN to the requester,

(2)	You do not certify your TIN when required,

(3)	The IRS tells the requester that you furnished an incorrect TIN,

(4)	Either the IRS tells you that you are subject to backup withholding because you did not report all your interest and dividends on your tax return or you fail to certify that you are not subject to backup withholding

Payees Exempt from Backup Withholding. If you are exempt from backup withholding, you should still complete the Substitute Form W-9 to avoid possible erroneous backup withholding. Enter your correct TIN in Part 1, check the appropriate box for your status, check the box marked “Exempt from Backup Withholding” in Part 3, and sign and date the form.

Generally, individuals (including sole proprietors) are not exempt from backup withholding. Corporations are exempt from backup withholding for certain payments, such as interest and dividends.

The following is a list of payees exempt from backup withholding and for which no information reporting is required. For interest and dividends, all listed payees except for payees listed in item (9) are exempt. For broker transactions, payees listed in items (1) through (5) and (7) through (13) are exempt.

(1)	An organization exempt from tax under section 501(a), an IRA where the payor is also the trustee or custodian, or a custodial account under section 403(b)(7), if the account satisfies the requirements of section 401(f)(2).

(2)	The United States or any of its agencies or instrumentalities.

(3)	A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.

(4)	A foreign government or any of its political subdivisions, agencies or instrumentalities.

(5)	An international organization or any of its agencies or instrumentalities.

(6)	A corporation (except S corporations with respect to broker transactions).

(7)	A foreign central bank of issue.

(8)	A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States.

(9)	A futures commission merchant registered with the Commodity Futures Trading Commission.

(10)	A real estate investment trust.

(11)	An entity registered at all times during the tax year under the Investment Company Act of 1940.

(12)	A common trust fund operated by a bank under section 584(a).

(13)	A financial institution.

(14)	A middleman known in the investment community as a nominee or custodian, or

(15)	A trust exempt from tax under section 664 or described in section 4947.

Penalties.

(1)	Failure To Furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2)	Civil Penalty for False Information With Respect to Withholding. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

(3)	Criminal Penalty for Falsifying Information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

(4)	Misuse of TINs. If the requester discloses or uses TINs in violation of federal law, the requester may be subject to civil and criminal penalties.

Privacy Act Notice. Section 6109 of the Internal Revenue Code requires you to provide your correct TIN to persons (including federal agencies) who are required to file information returns with the IRS to report interest, dividends, or certain other income paid to you; mortgage interest you paid; the acquisition or abandonment of secured property; the cancellation of debt; or contributions you made to an IRA, Archer MSA, or HSA. The person collecting this form uses the information on the form to file information returns with the IRS, reporting the above information. Routine uses of this information include giving it to the Department of Justice for civil and criminal litigation and to cities, states, the District of Columbia, and U.S. possessions for use in administering their laws. The information also may be disclosed to other countries under a treaty, to federal and state agencies to enforce civil and criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Under section 3406, payers must generally withhold a percentage of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to the payer. Certain penalties may also apply for providing false or fraudulent information.